Exhibit 10.74

AMENDED AND RESTATED COAL PROCESSING AND REFUSE DISPOSAL

AGREEMENT

This AMENDED AND RESTATED COAL PROCESSING AND REFUSE DISPOSAL AGREEMENT (“Amended Agreement” or “Agreement”) is entered into as of October 1, 2011 and is by and between MACOUPIN ENERGY LLC, a Delaware limited liability company (“Operator”); and MARYAN MINING LLC, a Delaware limited liability company (“Contractor”).

RECITALS

A. Operator and Maryan Processing, LLC, entered into that certain Coal Processing and Refuse Disposal Agreement dated January 1, 2009 (“Coal Processing Agreement”); thereafter Maryan Processing, LLC merged into Contractor on or around December 22, 2009; now Operator and Contractor (as the successor and/or assignee of Maryan Processing, LLC) desire to amend in part and restate in its entirety the Coal Processing Agreement in this Amended Agreement.

B. Operator currently owns and/or operates or otherwise has the right to possess and operate a coal processing and loading facility (“Facility,” and “Facility,” as used herein, includes without limitation the preparation plant, the raw coal beltline(s), all coal stockpiles and the Refuse Area(s) as defined or explained in this Agreement), in, on or about the Premises (as hereafter defined) located on certain property in Macoupin County, Illinois, which such property is shown on the map attached hereto as Exhibit A (such property hereafter referred to as “Premises”).

C. Operator desires to retain and engage Contractor to (i) operate and manage the Facility currently subject to various permits, licenses and/or identification numbers of which Contractor is aware and familiar with (collectively “Permits”); (ii) operate and maintain the beltline(s) transporting raw coal into the preparation plant; (iii) wash and process raw coal at and through the Facility; (iv) if requested by Operator, blend coal produced from the mine(s) incident to the Facility with such other coal as may be delivered to the Facility; (v) dispose, stockpile, handle, treat, and/or store, as appropriate and in a lawful manner, all coal refuse, slurry and rejects generated at the Facility (collectively “Refuse”) at the designated refuse area(s) described in the Permits governing the Facility (“Refuse Area(s)”); and (vi) store, prepare, treat, manage and load certain quantities of Operator’s coal through the Facility, all in accordance with the terms and conditions of this Agreement.

WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.0 Designation of Services and Responsibilities:

1.1 Operator shall be responsible for delivering, at its own expense, the raw coal it desires to have processed and/or blended to the raw coal beltline at the Facility.

1.2 Contractor shall be responsible for operating, maintaining and managing the Facility for cleaning and processing the raw coal; for operating and maintaining the beltline(s) for transporting raw coal into the preparation plant; for stockpiling the raw and the clean or processed coal at the Facility as necessary; if requested by Operator, for blending coal produced from the mine(s) incident to the Facility with such other coal as may be delivered to the Facility in accordance with Operator’s specifications from time to time; and for disposing, stockpiling, handling, treating, and/or storing, as appropriate and in a lawful manner, the Refuse at the Refuse Area(s). All of Contractors duties and obligations hereunder are collectively referred to as the “Services.”

1.3 Contractor agrees to perform the Services in a skilled, competent and efficient manner through the use of adequate, diligent and skillful management and labor for the purpose of ensuring that Operator’s coal is washed, handled, processed, treated and loaded through and at the Facility consistently and in conformity with generally accepted industry standards applicable to a coal processing and loading facility and refuse disposal area of the type and condition of the Facility and the refuse Area(s). Unless otherwise specified by Operator, Contractor will promptly store, wash and process the coal delivered by Operator in accordance with specifications as directed by Operator, and Contractor shall be responsible for the proper, efficient and lawful handling, treatment and disposal of the Refuse and the operation, treatment and management of the Refuse Area(s). Contractor shall provide sufficient separate stockpile areas at the Facility for raw coal and clean coal. Operator shall be entitled to have its representatives present during all phases of the Services. Operator shall be entitled to have representatives present on the Premises and in, on and about the Facility and may take samples of Operator’s coal at any time and wherever it is located on the Facility, all at Operator’s cost.

1.4 If directed by Operator, Contractor shall treat the coal with a freezeproofing agent designed to prevent the coal from becoming non-dischargeable from trucks, railroad cars or barges.

1.5 Contractor shall operate and maintain the raw coal beltline(s) in such a manner as to ensure continuous and uninterrupted use with a minimum of downtime.

1.6 Contractor shall be an independent contractor in all its activities and obligations hereunder and in the performance of the Services and shall forthwith commence the Services and shall furnish, except as otherwise agreed in writing by the parties or provided herein, all labor, management, equipment, materials, supplies, tools and services to fully satisfy its obligations and duties as specified herein and to satisfactorily perform the Services. Contractor represents to Operator the following: that it has made an independent examination of the entire Facility and the Premises (and the design thereof and of each component part thereof including without limitation the beltline(s), the preparation plant, the coal storage areas and the Refuse Area(s); that it has determined it can perform the Services in a skilled, proper, lawful and efficient manner; that it is familiar with the physical condition of the Facility; and that it has the personnel, skills, expertise, training and experience necessary to carry out and perform the Services.

1.7 Contractor agrees to operate the Facility as scheduled by Operator. Contractor shall be responsible for providing all personnel necessary for maintaining and repairing the Facility and all its equipment, parts and components to assure continuous and uninterrupted clean coal processing and handling and Refuse disposal and handling with a minimum of down time. Contractor shall schedule its work and repairs so as to minimize any down time, and shall schedule such down time only after approval by Operator’s representatives.

1.8 Contractor shall dispose, treat, handle, stockpile or store all Refuse in the Refuse Area(s) described in the Permits and any other applicable permits that may govern the Facility.

1.9 Contractor shall operate the Facility as an independent contractor and in a good and workmanlike manner consistent with the terms and provisions of this Agreement, but agrees to provide the Services and operate the Facility in a manner which ensures that the quality and quantity of coal product that Operator requires or specifies will be produced and maintained.

1.10 Contractor shall be responsible for keeping the Facility and the Premises in, on or near which the Facility is situate in a neat, clean and orderly condition, reasonably free of debris and in compliance with all applicable federal, state and local laws, rules and regulations including without limitation those related to health, safety and the environment.

1.11 Operator or its designated agent or representative shall have the right, but not the obligation, to approve all material purchases of parts, materials, supplies, goods and services to be made by Contractor, and to approve all material maintenance, repairs and replacements to be made or performed by Contractor relating to the Facility other than those in the ordinary course of business and performing the Services.

1.12 At no time shall Contractor have or take title to or have any ownership interest in any coal processed or handled under this Agreement, in the Refuse and/or in the Refuse Area(s). Contractor shall be liable to Operator for damages for loss or injury to any coal or other merchantable product which could have been avoided by Contractor’s exercise of due care in the performance of the Services.

2.0 Term.

2.1 The initial term of this Agreement shall be for a period of one (1) year, beginning at 12:01 am on the 1st day of October, 2011 and ending at midnight on the 30th day of September, 2012, and if not sooner terminated as hereafter provided, the term of this Agreement shall thereafter be automatically extended for successive periods of one (1) year each until terminated as herein below set forth; provided that the term shall be so extended only if at the time of any such extension, Contractor has kept and performed all of the covenants, agreements, promises and conditions herein required to be kept and performed by it.

2.2 In addition to the provisions for expiration set forth in subparagraph 2.1 above and the parties’ respective rights of termination on default or otherwise, as set forth hereafter in Paragraph 12.0, Operator shall have the unilateral right to terminate this Agreement at any time and for any reason, with or without cause, by giving not less than thirty (30) days’ prior written notice of termination to Contractor which specifically states the date and time of termination; and Contractor shall have the same unilateral right to terminate by giving not less than thirty (30) days’ prior written notice to Operator which specifically states the date and time of termination. Operator also shall have the unilateral right to terminate this Agreement immediately by giving written notice thereof to Contractor if Contractor causes, suffers or is the target of any worker labor disruption, labor unrest, strike or other such activity or event, in, on or about the Facility.

2.3 Operator shall have the right (i) to cause Contractor to suspend the Services, in whole or in part, in the event, and as often as such event may occur, Operator is compelled to do so because of fires, floods, or other acts of God, labor disputes, rail car shortages, barge shortages or any other condition beyond Operator’s reasonable control, and (ii) to cause Contractor to suspend the Services, in whole or in part, in the event, and as often as such event may occur, Operator is unable to sell or use Operator’s coal at a reasonable profit in Operator’s sole judgment.

2.4 Upon termination of this Agreement for any reason, Contractor shall leave the Premises and the Facility and all its parts and components in such condition that operation of the Facility by another may begin immediately and shall do all things required by Operator to permit immediate operations by another, including, but not limited to, the transfer or assignment of all applicable permits and licenses to Operator or its designee. To effectuate these rights and interests, Contractor hereby irrevocably appoints the Operator its true and lawful attorney, with power of substitution, for the Contractor and in the Contractor’s name, or in the Operators name or otherwise, for its use and benefit, to (a) assign, transfer, surrender, cancel, or terminate and take any other action with respect to or otherwise deal with the Federal and State permits and licenses issued to or held by the Contractor, as fully and completely as if the Operator were the permittee or licensee thereunder, and (b) to make, execute, acknowledge, and file any document or instrument which may be required in or to effectuate such assignment, transfer, cancellation, termination or other action with respect to such permit or license. The power of attorney granted in this provision shall survive termination of this Agreement and shall survive the liquidation, dissolution, death, or incapacity of the Contractor. The powers conferred on the Operator by this provision are solely to protect its interests and shall not impose any duties upon the Operator to exercise any such powers. Contractor agrees to execute and deliver to the Operator an instrument in recordable form, as provided for in applicable law, to effectuate the purposes of this provision.

2.5 NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, OPERATOR MAKES NO REPRESENTATIONS, COVENANTS, OR WARRANTIES, EXPRESSED, IMPLIED OR OTHERWISE, TO THE CONTRACTOR REGARDING THE QUANTITY OR QUALITY OF COAL TO BE PROCESSED AND/OR HANDLED AND/OR REFUSE TO BE GENERATED, HANDLED, TREATED AND STORED AT THE FACILITY OR THE DURATION OR CONTINUANCE OF THIS AGREEMENT.

3.0 Consideration. As full consideration for the Services of Contractor, Operator shall pay Contractor the payments as set forth on Exhibit B, which Exhibit is incorporated by reference and made a part of this Agreement. The scheduling of all payments due Contractor under this Agreement are set forth on Exhibit B.

4.0 Payments; Weight Upon Which Payments are Calculated.

4.1 Operator shall at all times have the right to deduct and set off from any payments or other sums due to Contractor by Operator from time to time hereunder any amounts owed to Operator by Contractor for any reason, as well as (i) any amounts paid by Operator on behalf of Contractor to third parties, or (ii) any amounts which Operator reasonably determines, in its sole discretion, it may, in the future, be required to pay to third parties or incur itself on behalf of Contractor due to Contractor’s failure to comply with the terms and conditions of this Agreement.

4.2 Payments made by Operator to Contractor, as described in Exhibit B, shall be deemed to include adequate compensation for any improvements, repairs, replacements and/or rehabilitations performed by Contractor in and around the Facility during the term of this Agreement (collectively “Enhancements”), and Contractor shall have no right in or to the Enhancements upon termination of this Agreement, and all Enhancements shall become the property of the Operator immediately upon termination of this Agreement.

4.3 Contractor shall not be entitled to any payments under this Agreement after the termination of this Agreement except for payments then due and owing by Operator for Services performed by Contractor up to such termination; provided, however, that if Contractor remains obligated to perform any Services after such termination (for matters such as performing reclamation, providing insurance coverage, etc.), Contractor shall be required to perform such Services for the consideration paid, or due and owing, during the term of the Agreement.

4.4 In the event (and as often as such event may occur) that any third party perfects or threatens to perfect a legal right to encumber or to place a lien upon the coal processed through or stored at the Facility, in whole or in part, the Refuse, the Refuse Area(s) and/or the Premises, in whole or in part, as a result of Contractor’s failure, in whole or in part, to pay such party any amount to which such party is entitled, or as Contractor may be otherwise legally obligated, Operator, at its sole option and in addition to its other rights and remedies hereunder, does and shall have the right to pay, in whole or in part, and/or settle with such party directly in order to remove such encumbrance or lien, or to prevent its placement; provided, however, that all such direct payments or settlements by Operator shall be forthwith reimbursed to Operator by Contractor, Operator reserving the right, at its sole option, to deduct and setoff such direct payment sums and settlements, as and when the same are paid or made, from monies owed to Contractor pursuant to this Agreement and/or other agreements between the parties hereto, as provided in this Paragraph. This Paragraph and/or the payment of such direct payment sums, in whole or in part, or such settlement by Operator is not and shall not be construed as a waiver, alteration or modification of any of the Contractor’s obligations assumed by it hereunder, nor as a covenant by Operator to perform the same.

4.5 Contractor shall be paid by Operator for the Services in accordance with attached Exhibit B, based on the number of tons of processed coal processed and loaded through the Facility on which Operator is paid by the purchasers of such coal. The compensation to Contractor hereunder, while based on the tons of such coal processed and loaded through the Facility which are sold by Operator to purchasers, is intended to cover and fully compensate Contractor for all the Services, and Contractor expressly represents that it understands and is fully satisfied with such compensation and its computation.

5.0 Compliance with Permits and Applicable Laws.

5.1 Contractor shall operate and maintain the Facility and Refuse Area(s) and shall perform the Services in accordance with all federal, state and local laws, rules and regulations, now or hereafter in effect, and the Permits (and any additional permits obtained in the future) to operate the Facility and Refuse Area(s). Unless otherwise agreed, Operator shall obtain and maintain in full force and effect, at its sole expense, all permits and approvals necessary for Contractor to operate the Facility and Refuse Area(s) under this Agreement. Notwithstanding the foregoing, Contractor agrees to provide such permitting assistance to Operator as Operator may reasonably request. Contractor shall secure an MSHA Identification Number prior to entering the Premises and/or Facility to perform the Services. Contractor shall file all necessary reports or other documents, whether mandatory or permissible, with the applicable governmental or other officer in order to properly establish and serve notice of Contractor’s sole and exclusive responsibility for the health and safety of its employees, agents and permitted subcontractors and responsibility for compliance with such laws, rules and regulations during the term of this Agreement.

5.2 Contractor shall at all times comply with all applicable federal, state and local laws (including, but not limited to, the Federal Mine Safety and Health Act of 1977, as amended), ordinances, rules, regulations, codes and orders relating to the Services and/or applicable to the Facility and the Premises and with the safety policies, rules and regulations of Operator.

5.3 Contractor shall implement a drug testing policy applicable to all of Contractor’s employees, agents, and subcontractors performing work or activities under this Agreement or who enter upon the Facility and/or the Premises in connection with this Agreement, which policy shall comply with all state, federal and local laws, ordinances, rules and regulations and shall be satisfactory to Operator.

6.0 Relationship of Parties.

6.1 Contractor shall perform the Services according to its own manner and methods not inconsistent with the provisions hereof. Subject to the right of Operator to specify what constitutes satisfactory performance on the part of Contractor under this Agreement, and subject to the specific agreements and obligations of the Contractor contained herein, Operator shall not exercise, or have any right to exercise, any direction, control or supervision over Contractor, or the manner or means of Contractor’s performance of the Services. Nothing herein shall be construed as creating a single enterprise, joint venture, agency, partnership or employment relationship between Operator and Contractor or any of the Contractor’s employees or agents. Contractor shall not be an agent or representative of the Operator, and shall not have any authority to act for the Operator or to bind, or attempt to bind Operator in or under any contract or agreement or to otherwise obligate the Operator.

6.2 At all times during the term of this Agreement, Contractor is and shall be an independent contractor and not an employee or agent of Operator, and all employees, agents, and permitted subcontractors of Contractor employed to perform work or activities pursuant to this Agreement shall be considered to be employees, agents, and subcontractors of Contractor and at no time shall the employees, agents, and permitted subcontractors of Contractor be considered to be employees, agents or subcontractors of Operator.

6.3 Contractor, solely and exclusively, shall employ, direct, supervise, discharge and fix the compensation and the working conditions and practices of its employees, shall be solely responsible for their payment and the payment of any employment-related benefits that Contractor may choose to provide to its employees, and shall comply with all laws pertaining to payment and treatment of employees; and Contractor either shall provide Operator a copy of any bond posted with respect to Contractor’s employees or their compensation as required by law, or give assurance that such bond is not required.

7.0 Fines and Penalties. Contractor shall be responsible and solely liable for the payment of any assessments, penalties, or other fines imposed by any federal, state, or local agency or authority; for any violation of any federal, state, or local law or regulation arising out of Contractor’s performance of the Services; and for the proper and lawful abatement of any violation, citation or order issued by any federal, state or local agency or authority. Contractor shall provide Operator with a copy of each such violation, order or citation immediately upon receipt and fully inform Operator of the circumstances surrounding such issuance. If Contractor fails to resolve, pay or settle any claim for fines and penalties within a reasonable time, Operator may pay, compromise or settle any such claim without the approval of the Contractor but the Contractor shall immediately reimburse or pay Operator the amount of any such payment, compromise or settlement.

8.0 Workers’ Compensation. Contractor shall at all applicable times under this Agreement become and remain a subscriber to the Workers’ Compensation Fund of Illinois, or comply with the requirements of any other applicable state where work under this Agreement is performed, or otherwise provide appropriate workers’ compensation coverage for its employees under an insurance program, policy or coverage authorized and approved by the Insurance Commissioner of Illinois or any other applicable state;1 shall maintain insurance for, or otherwise guarantee, the payment of federal black lung benefits to its employees in accordance with applicable laws; and shall conduct its operations in full compliance with the Fair Labor Standards Act, the Walsh-Healy Act, and all other applicable state and federal laws and regulations and shall certify to Operator on a quarterly basis compliance therewith in connection with the Services. In connection with the foregoing duty of Contractor to provide Workers’ Compensation Fund coverage and guarantee the payment of federal black lung benefits, Contractor shall (a) comply with all provisions of Illinois or any other State’s applicable law, as heretofore or hereafter amended, and (b) provide Operator with copies of all required reports filed with any governmental agency, authority or fund in satisfaction of these obligations, as well as copies of canceled checks, front and back, evidencing payment of said obligations, by the 10th day of the second succeeding month after the month in which said reports and payments are required to be filed with said funds, authorities or agencies. In addition, Contractor shall furnish to Operator each quarter an updated Certificate of Coverage which evidences that the Contractor is in good standing with the Illinois Workers’ Compensation Fund or any other applicable and authorized workers’ compensation program. Notwithstanding anything contained in this Agreement to the contrary, Operator, at its sole option, shall have the right to cancel this Agreement immediately and without prior notice, if Contractor’s obligations contained in this Paragraph are not strictly performed in a timely manner.

[1]	Contractor’s employees shall include any Owner if Contractor is a sole proprietorship, any partner if Contractor is a partnership, and any officer or director if Contractor is an association or corporation, if such Owner, partner, officer or director at any time engages in work hereunder that is ordinarily performed by workers and employees required to be covered under Illinois law.

9.0 Responsibility for and Payment of Employees.

9.1 Contractor, solely and exclusively, shall (i) employ, direct, supervise, discharge, and fix the compensation and working conditions and practices of its employees; (ii) be solely responsible for their compensation, and comply with all laws pertaining to compensation of employees and the payment of such compensation, including any laws requiring the posting of a bond or bonds, and provide Operator a copy of any documentation evidencing such compliance; (iii) be solely and exclusively responsible for, and exercise complete control of its employees in all matters, disputes or grievances arising out of or in any way connected with Contractor’s operations and/or the Services; (iv) establish adequate and proper safety and security rules for the Services and cause its employees and agents at all times to abide by and observe the same; (v) file all necessary reports and other documents, whether mandatory or permissible, with all applicable governmental authorities to properly establish and serve notice of Contractors sole and exclusive responsibility for the Services and for the health and safety of its employees and agents, as well as such reports or documents required by such authorities to continue and evidence Contractor’s aforesaid responsibility throughout the term of this Agreement, and provide Operator with a copy of such reports and documents submitted to such governmental authorities; (vi) provide safety training to its employees as required by all applicable federal, state and local laws, rules and regulations and in accordance with such standards, policies and criteria as Operator may direct; (vii) pay for and maintain all private and group life, accidental death and dismemberment, health, sickness, and accident insurance and pension plans which Contractor provides for its employees; (viii) pay any other welfare benefit payments required to be paid to, or on behalf of, or for the benefit of, Contractor’s employees, pursuant to any plan document; and (ix) immediately notify Operator of any accident involving any employee of Contractor or any permitted subcontractor working on the Premises if such accident is of a serious nature or is likely to become a “lost time” accident, and thereafter, as the same are generated, provide Operator with all reports, documents, investigation summaries, and other data relating to any such accident within thirty (30) days of the incident date and every ninety (90) days thereafter.

9.2 Operator shall have the right at any reasonable time, and from time to time, to inspect and copy the books, accounts and records of Contractor to ascertain whether or not Contractor is in compliance with the requirements of this Paragraph or any other provision of this Agreement or for any other lawful purpose.

9.3 If at any time Contractor is not able to satisfy Operator that the wages and benefits of employees of Contractor or Contractor’s permitted subcontractors have been paid, Operator shall have the right, but not the obligation, to pay the wages and benefits of any such employees directly to or for the employees and to deduct the amount so paid from the compensation to be paid to Contractor hereunder. It is understood, however, that this provision shall not be construed as a promise on the part of Operator to pay such amount, and that as to any payments to or for such employees made under this provision, Operator shall be deemed the agent of Contractor. In no event and under no circumstance shall Operator be deemed the employer of Contractor’s employees or agents.

9.4 If any arrangement, however informal and of whatever duration, is made whereby employees of Contractor are used by Operator, those employees shall, while engaged in such work, be considered employees of both Contractor and Operator. During the course of any such arrangement, said employees shall be considered special employees of Operator while simultaneously maintaining their general employment relationship with Contractor. Further, Operator may exercise such right of control over the details of the work being performed by said special employees as shall be necessary to complete the task.

10.0 Indemnity.

10.1 General Indemnity. Contractor shall, to the maximum extent permitted by law, indemnify, defend, and save harmless Operator, and Operator’s parent entities, subsidiaries and affiliates and their respective shareholders, officers, directors, members, managers, employees, agents, successors, assigns, guarantors and invitees (“Operator’s Indemnified Persons”) from and against any and all liabilities, damages, claims, demands, actions, orders, causes of action, proceedings, fines, penalties, taxes, costs and expenses (including without limitation reasonable attorneys’ and accountants’ fees and expert fees) of any kind or nature whatsoever which may be threatened or brought against Operator’s Indemnified Persons (individually or jointly) or in which Operator’s Indemnified Persons may be named a party defendant, in any way arising out of or incident to the performance of this Agreement or the Services or in any way arising out of the use or possession by Contractor of the Facility, the Premises and/or any common operational areas or common areas of ingress or egress to operating areas (collectively, “Damages”) regardless of whether the same are occasioned by the negligence of Operator or Operator’s Indemnified Persons. Provided, however, that Contractor shall not be held responsible for Damages attributable to the sole and exclusive negligence of Operator or Operator’s Indemnified Persons. Contractor further agrees to defend, indemnify and hold harmless Operator and Operator’s Indemnified Persons of and from any and all Damages that may be suffered or incurred by them, or any of them, resulting from or arising out of any misrepresentation, breach or nonfulfillment of any covenant, agreement or obligation of Contractor contained in this Agreement.

10.2 Claims by Contractor’s Employees. Contractor shall, to the extent permitted by law, indemnify, defend and save harmless Operator, and Operator’s Indemnified Persons from and against any and all Damages by any employee(s) of Contractor arising out of or in consequence of Contractor’s performance under this Agreement and/or of the Services, regardless of whether the Damages are actually or allegedly caused by the negligence of Operator or Operator’s Indemnified Persons, or any other person or entity and regardless of whether such negligence precedes the execution of this Agreement.

10.3 Responsibility for Contractor’s Property and Equipment. Contractor releases Operator, and Operator’s Indemnified Persons, from liability for damage to or destruction of any of its material, vehicles, tools, supplies, machinery, equipment or other property regardless of the cause thereof and whether such damage is caused by the negligence of Operator, Operator’s Indemnified Persons or any other person.

10.4 Defense of Claims. If any action or proceeding is brought by reason of any claim described in this Paragraph 10, Contractor will promptly notify Operator of such claim and will indemnify and hold harmless Operator for the defense of such action or proceeding (and defend Operator, at Operator’s sole election), and satisfy any order, judgment or settlement resulting therefrom. Operator retains the sole and exclusive right to retain its own counsel to represent Operator and all such reasonable attorneys’ fees and costs will be the sole and exclusive responsibility of Contractor.

10.5 Survival. These covenants of indemnity shall survive the cancellation, termination or expiration of this Agreement.

11.0 Insurance.

11.1 Without limiting Contractor’s undertaking to protect, indemnify, hold harmless, and defend Operator and Operator’s Indemnified Persons as set forth in Paragraph 10 or any other provision of this Agreement, Contractor agrees to procure and keep in force and effect the insurance coverages listed below with reputable, fully licensed and financially sound insurance carriers that are acceptable to Operator in the Operator’s sole discretion. Before commencing any of the Services under this Agreement, Contractor shall furnish Operator with certificates of insurance and/or certified copies of the insurance policies themselves, together with all applicable endorsements attested by a duly authorized representative of the insurance carrier(s), evidencing that the insurance required hereunder is in force and effect and that such insurance will not be reduced, cancelled or materially changed without giving Operator at least thirty (30) days’ prior written notice.

(a) Workers’ Compensation and Employer’s Liability Insurances: Contractor and all of its employees, workers, agents, and servants shall comply with all requirements of the worker’s compensation laws of the State of Illinois or any other state(s) whose workers’ compensation laws may apply to the performance of any work performed under this Agreement and/or the Services. In addition, Contractor shall carry employer’s liability insurance covering all operations and work hereunder in an amount not less than five million dollars ($5,000,000) per occurrence or such other reasonable amount as Operator may from time to time require during the term of this Agreement. All such employer’s liability insurance shall expressly provide that all rights of subrogation against Operator are waived.

(b) Comprehensive General Liability Insurance and Excess Umbrella Liability Insurance: minimum limits of five million dollars ($5,000,000) combined single limit per occurrence and in aggregate for bodily injury, death, disease and property damage. This coverage shall include, but not be limited to, provisions for:

(i)	Premises — operations;

(ii)	Blanket broad form contractual— specifically covering the indemnity obligations in this Agreement;

(iii)	Blanket broad form property damage;

(iv)	Independent contractors;

(v)	Personal injury;

(vi)	Operator named as additional insured;

(vii)	Blanket broad form cross liability endorsement;

(viii)	Products and completed operations;

(ix)	Where exposure exists, explosion, collapse, and underground (XCU) hazard exclusions must be deleted; and

(x)	Waiver by insurer of all payment obligations of Operator for payment of premiums, audits, deductibles, retro-adjustments or any other payment obligation due to the insurer by Contractor

(c) Environmental Liability (Pollution Coverage) minimum limits of five million dollars ($5,000,000) combined single limit occurrence and in aggregate covering both bodily injury, disease, death and/or property damage claims arising from first and/or third party exposures. To the extent such coverage is procured on a claims made basis, Contractor agrees to maintain such coverage for a minimum of thirty-six (36) months following the expiration or termination of this Agreement or any extension thereof, or alternatively, Contractor agrees to purchase a thirty-six (36) month Extended Reporting Period (ERP) endorsement from the environmental insurer upon the expiration or termination of this Agreement for any reason.

(d) Auto Liability Insurance and Excess (Umbrella) Liability Insurance: Minimum limits of five million dollars ($5,000,000) combined single limits per Occurrence for death, bodily injury and property damage claims. This coverage shall include, but shall not be limited to, coverage for:

(i)	Owned vehicles;

(ii)	Hired vehicles;

(iii)	Non-owned vehicles;

(iv)	Operator named as additional insured;

(v)	Cross liability endorsement; and

(vi)	Waiver by insurer of all payment obligations of Operator for payment of premiums, audits, deductibles, retro- adjustments or any other payment obligation due the insurer by Contractor

(e) Additional Insurance: Such additional types and amounts of insurance as may be required by Operator from time to time.

11.2 The policy or policies providing for the insurance required by this Agreement, and any other policies, shall be endorsed to specifically include the liability assumed by Contractor under the indemnity provisions of this Agreement.

11.3 In addition, such insurance shall specifically name Operator as an additional insured party and shall be primary to any and all other insurance of Operator with respect to any and all claims and demands which may be made against Operator and its officers, directors, employees and agents, whether on account of injury, disease or death of any person or persons, damage to or loss of property, violation of law or regulation or otherwise, in any way arising out of, related to or attributed to, directly or indirectly, the Services. Operator reserves the right to approve the specific endorsement wording granting Operator Additional Insured status on all of the Contractor’s applicable and/or required insurance policies. Such insurance shall specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of liability, and shall further provide that all rights of subrogation against Operator are waived.

12.0 Terminations and Default; Operator’s Right of Inspection.

12.1 If at any time either Contractor or Operator shall be in default or breach of any term, covenant, obligation, or condition of this Agreement (“Defaulting Party”), the other party (Non-Defaulting Party) may give the Defaulting Party written notice of the condition of breach and demand that it be cured or corrected. If not cured or corrected in accordance with the Non-Defaulting Party’s notice within five (5) days after notice is sent, or if either party in the sole opinion of the other party, becomes insolvent or is adjudicated bankrupt, whether through voluntary or involuntary proceedings, or if any receiver, trustee or other person or persons be appointed by any court to take charge of said party’s assets, the Non-Defaulting Party or the party not insolvent or bankrupt may declare this Agreement immediately terminated and all rights of the Defaulting Party or the insolvent or bankrupt party hereunder shall, at the election of the Non-Defaulting Party or the party not insolvent or bankrupt, immediately terminate and be forfeited. This provision shall not limit or otherwise restrict in any way Operator’s or Contractor’s right to terminate this Agreement under Paragraph 2.

12.2 (a) Upon termination of this Agreement for any reason, Contractor shall have an additional period of ten (10) days in which to remove its owned or leased mobile equipment, and if it shall not have removed the same within such period, then all such equipment shall become the property of Operator and shall be free and clear of all claims and demands of Contractor.

(b) Upon termination of this Agreement for any reason, all fixtures shall remain a part of and installed on the Facility

(c) Remedies for holding over:

(i) In the event that Contractor remains on the Premises after the term of this Agreement or after Operator has declared a termination, or without the express written consent of Operator, then Operator may by any peaceful means and at any time, enter and take possession and control of the Premises without demand or notice to Contractor; and

(ii) In the event that Contractor remains on the Premises after the term of this Agreement, without the express written consent of Operator, or after Operator has declared a termination, then Operator, in addition to any other remedies provided for in this Agreement, or at law or in equity, may seek a writ of forcible entry; provided, however, that the parties specifically agree that under no circumstances of law or fact shall the relationship of Operator and Contractor be, or be presumed to be, that of landlord and tenant.

12.3 Operator may make such inspections of the Services as it deems desirable to ensure that they are being performed in accordance with the obligations of Contractor hereunder. Nothing herein shall be construed to mean that any inspection or approval given by Operator or Operator’s representative shall relieve Contractor from any of its obligations hereunder.

13.0 Force majeure.

13.1 Operator or Contractor shall be excused from delay or failure to perform any work, services, or other commercial transaction contemplated hereunder (other than equipment lease, rental, or installment sales payments) or the Services in the event of frustration of purpose, commercial impracticability, or any event of force majeure beyond the reasonable control of either party; provided, however, that a party claiming force majeure must promptly give to the other party written notice explaining the event claimed to constitute force majeure hereunder and its probable duration and take all commercially reasonable efforts to eliminate the claimed force majeure as soon as reasonably possible. General statements of an event of force majeure, frustration of purpose, and commercial impracticability shall not be limited by the rule of ejusdem generis. Whether or not foreseeable, an event of force majeure, frustration of purpose, and commercial impracticability include, but shall not be limited to: fires, floods, labor disputes, strikes, railcar shortages, barge shortages, acts of God, insurrection and damage to or breakdown of plants, trucks, or other equipment. A force majeure event shall not limit or suspend Operator’s right to terminate this Agreement under Paragraph 2.

13.2 Coal which either party may have believed or considered to be mined and delivered to the Facility for processing by Contractor under this Agreement, but which is delayed, lost, or not mined and delivered due to an event of force majeure, frustration of purpose, or commercial impracticability shall not be made up except by mutual agreement.

14.0 Engineering Services. Unless otherwise agreed in writing, Contractor agrees to procure and provide at its expense mine maps, projections, surveying work, and any other engineering work necessary for or incident to the Services.

15.0 Books of Account; Right to Audit. Contractor shall keep, for a minimum period of six (6) years, accurate books, accounts and records reflecting all aspects of its operations hereunder and the Services and any other books, accounts or records reasonably requested by Operator, and said books, accounts and records shall be open at all reasonable times and from time to time for inspection and copying by Operator or its agents for the purpose of comparing or verifying anything or matter under this Agreement or for any other lawful purpose.

16.0 Taxes, Assessments and Royalty Payments.

16.1. Operator covenants and agrees:

(a) to pay all royalties and other payments that may be required pursuant to the rights which Operator has to mine coal and deliver it to the Facility hereunder; and

(b) to pay all severance taxes applicable to the coal mined and delivered to the Facility hereunder; the per ton reclamation fee or tax which may be required to be paid for such coal under the Surface Mining Control and Reclamation Act of 1977; the fees or taxes required to be paid for such coal under any Illinois or other applicable surface coal mining laws; and the black lung excise tax imposed on such coal for black lung benefits under the Black Lung benefits Act of 1977.

16.2. Contractor covenants and agrees:

(a) to pay (except as otherwise provided in this Paragraph) all taxes and all other assessed monetary obligations incident to the Services and to its operations hereunder and in, on or about the Facility and/or the Premises, as well as such property taxes as may be assessed against any property or improvements which it may possess upon the Facility and/or the Premises, or in connection with its performance under this Agreement or of the Services, and any business and occupation or other taxes, if any, accruing against the Services or Contractor’s income. Contractor shall submit on a quarterly basis to Operator proof of payment of all taxes or assessments due to any federal, state, or local agency or authority; and

(b) to pay all contributions, taxes, and premiums payable under federal, state and local laws, rules or regulations measured upon the payroll of employees engaged by Contractor in the performance of the Services or of the terms of this Agreement, and all sales, use, excise, transportation, business and occupation, business franchise and corporate net income tax and other taxes applicable to materials and supplies furnished by the Contractor or related to the Services.

17.0 Non-Discrimination. Contractor agrees not to discriminate against any employee or applicant for employment to be used in the performance of the obligations of Contractor under this Agreement or the Services because of race, color, religion, sex, ancestry, age, national origin or disability (as the same is defined in the Americans with Disabilities Act of 1990, 42 USC §12101-13 (West Supp. 1991) and any regulation promulgated thereunder) or any other unlawful basis. The Contractor agrees to comply with all of the provisions of Executive Order 11246, as heretofore amended by Executive Order 11375 and Executive Order 12086, and any subsequent amendments, and with the relevant rules, regulations, and orders of the Secretary of Labor. Contractor shall execute such certifications of its compliance with the requirements of this Paragraph as Operator may from time to time require, which certifications shall become a part of this Agreement as if fully set forth herein.

18.0 Representations and Warranties.

Each party represents and warrants to the other party as of the date hereof as follows:

18.1 It has the power to execute this Agreement and any other document relating to this Agreement to which it is a party; to deliver this Agreement and any other document relating to this Agreement that is required hereunder; and to perform its obligations under this Agreement (and in the case of the Contractor, to perform the Services); it has taken all necessary action to authorize such execution, delivery and performance; and this Agreement has been, and each other such document will be, duly executed and delivered by it.

18.2 Such execution, delivery and performance do not and will not violate or conflict with any law applicable to it, or any provision of its governing documents, and there is no legal impediment to the enforcement or performance of the obligations such party is undertaking pursuant to this Agreement (and in the case of the Contractor, there is no legal impediment to the enforcement or performance of the Services).

18.3 All governmental and other consents that are required to have been obtained with respect to this Agreement (and in the case of the Contractor, to the Services) have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

18.4 This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally).

18.5 There is not pending or, to its knowledge, threatened against it or any of its parent, subsidiary or affiliated entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that may affect the legality, validity or enforceability of this Agreement or its ability to perform its obligations hereunder (and in the case of the Contractor that may affect the legality, validity or enforceability of its ability to perform the Services).

19.0 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to any conflict of law provisions.

20.0 Confidentiality of Information. Contractor acknowledges that execution and performance of this Agreement and the Services will generate or provide Contractor with access to specialized information or trade secrets of a confidential nature pertaining to Operator and its business. Contractor agrees that it shall treat all maps, data, documents, printouts, specifications, invoices, plans, reports and other information of any type or kind (and notwithstanding the form or format thereof) relating to the Facility, the Premises and/or Operator’s business (“Information”) as confidential, and it shall not divulge, transmit or otherwise disclose any Information received without Operator’s express prior written consent Contractor expressly agrees that all work product, information or data in any form or format generated in connection with the Services, and all component parts thereof, shall be and remain the exclusive property of Operator. Contractor acknowledges that it cannot use any such work product, information or data in any manner that is unrelated to the performance of the Services, without Operator’s express prior written consent.

21.0 Prior Agreement. This Agreement cancels and supersedes any prior agreements between the parties hereto covering the subject matter contained in this Agreement.

22.0 Headings. Paragraph headings or titles used in this Agreement are for convenience of reference only and shall not affect the construction of any Paragraph herein.

23.0 Forum Selection. In the event that either party to this Agreement files any action, proceeding, or counterclaim against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim for Damages resulting from any act or omission of the parties, the parties hereby consent to the exclusive jurisdiction and venue of state or federal courts of appropriate jurisdiction sitting in Wilmington, Delaware or the United States District Court for the District of Delaware, Wilmington Division, and any appellate courts therefrom.

24.0 Waiver of Jury Trial. Notwithstanding any other provision of this Agreement, to the maximum extent permitted by law, THE PARTIES TO THIS AGREEMENT AGREE TO WAIVE, AND DO HEREBY WAIVE, TRIAL BY JURY

IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR THE PARTIES’ PERFORMANCE HEREUNDER, OR ANY CLAIM FOR DAMAGES RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES, OR EITHER OF THEM, IN ANY WAY CONNECTED WITH THIS AGREEMENT.

25.0 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, OPERATOR SHALL NOT BE LIABLE TO CONTRACTOR FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE OR CONTRACT, IN TORT, OR OTHERWISE.

26.0 Notice to the Parties. The giving of any notice to, or the making of any demand on. Contractor under the provisions herein shall be sufficient if made in writing, addressed to Contractor at:

Maryan Mining LLC

Attention: President

430 Harper Park Drive, Suite B

Beckley, West Virginia 25801

or such other address(es) as Contractor may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail. Any such notice or demand shall be considered to be effective two (2) business days after it is deposited in the United States mail. The giving of any notice to, or the making of any demand on, Operator under the provisions herein shall be sufficient if made in writing, addressed to Operator at:

Macoupin Energy LLC

Attention: Michael J. Beyer

Metropolitan Square Building

211 North Broadway, Suite 2600

St. Louis, Missouri 63102

With a copy (not constituting notice) to:

Brian A. Glasser, Esq.

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or such other address as Operator may hereafter in writing designate, and mailed postpaid, certified, return receipt requested, United States mail. Any such notice or demand shall be considered to be effective two (2) business days after it is deposited in the United States mail.

27.0 Survival Clause; No Waiver.

27.1 Notwithstanding any termination of this Agreement, any obligation of either party hereto which, by its terms has or may have application after the termination of this Agreement and has not been fully observed or performed, shall survive such termination.

27.2 The failure of either Operator or Contractor to enforce any specific breach by the other of this Agreement or any portion of this Agreement shall not be deemed to be a waiver of any subsequent breach thereof, or of any other cause of cancellation or forfeiture, whatever or however occurring. The termination of this Agreement shall not invalidate or terminate any of the indemnities, warranties, or representations of this Agreement.

28.0 No Third Party Beneficiaries. The covenants, conditions, and terms of this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns and to the exclusion of the rights of any third party beneficiaries.

29.0 Nonassignment. Contractor shall not, voluntarily or by operation of law, assign, pledge, or subcontract this Agreement or any part of this Agreement, or the Services, without the prior written consent of Operator which may be withheld for any reason, or no reason. The parties hereto expressly recognize this Agreement to be a “Personal Services Agreement,” and Operator is relying expressly on the personal abilities of Contractor. Any whole or partial sale of the stock or assets of Contractor shall be deemed an assignment hereunder, and Operator may terminate this Agreement immediately at its option upon any such assignment or sale, or attempted assignment or sale, of such stock or assets of Contractor or upon the assignment, pledge or subcontracting of this Agreement or any portion thereof. In the event Operator consents to one or more assignments, pledges or subcontracts pertaining to this Agreement, such consent shall not be construed as waiving the requirements of obtaining written consent to additional assignments, pledges or subcontracts pertaining to this Agreement, and any such consent to any assignment, pledge or subcontract shall not relieve Contractor of any of its obligations made hereunder or herewith.

30.0 Binding Effect. This Agreement shall inure to the sole and exclusive benefit of and be of full and binding effect upon the parties hereto and their respective successors and assigns, subject to the provisions of Paragraph 29.

31.0 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement shall not be affected thereby, but shall remain in full force and effect.

32.0 [RESERVED]

33.0 Entire Agreement. This writing is intended by the parties to be the final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. All Exhibits hereto are incorporated herein and are an integral part of this Agreement. No officer, employee, agent or representative of either party shall have the authority to subsequently change this Agreement, either orally or by course of conduct, and any subsequent change in this Agreement shall not be valid unless the same is in writing and duly executed by each of the parties hereto.

34.0 Interpretation. Operator and Contractor acknowledge that each has fully read and reviewed this entire Agreement, has discussed the same with the other, and has had the benefit of separate legal counsel, and by executing this Agreement each fully agrees with all provisions herein contained. Each party further agrees that this Agreement shall be construed as mutually drafted, and shall not be construed against one party or the other as the drafter or author of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Operator and Contractor have caused this writing to be signed in their respective corporate names by their respective duly authorized officers or persons, in duplicate, and each represents and warrants that the signer has proper authority to enter into this Agreement on behalf of Operator and Contractor, respectively, all as of the date and year first written above.

MACOUPIN ENERGY LLC

By its Sole Member, Foresight Energy LLC

By:	/s/ Michael J. Beyer
Michael J. Beyer

Its: CEO

MARYAN MINING LLC

By its Sole Member, Coal Field Transports, Inc.

By:	/s/ David Jude
David Jude

Its: President

EXHIBIT A

(MAP SHOWING PREMISES)

EXHIBIT B

B.01	PAYMENT:

Operator will pay Contractor for the work to be performed under this Agreement an amount equal to the sum of (a) the Cost of Services, (b) plus one cent ($.01) for each ton of processed coal processed and loaded through the Facility. Contractor’s payment shall be calculated on the same number of processed tons for which Operator is paid by a purchaser of the coal, as shown by copies of invoices supplied by Operator to Contractor. Operator shall be entitled to redact any information from such invoices that is not necessary for Contractor to verify the tonnages upon which Contractor’s payments are based, including without limitation any information regarding the price Operator receives for the coal or the terms of its sale.

B.02	COST OF SERVICES:

(1) The term “Cost of Services” shall mean any and all costs necessarily and reasonably incurred by the Contractor in performing the Services in accordance with the Agreement.

(2) Elements of any employee-related Cost of Services shall be paid within three (3) days after Contractor submits to Operator a payroll invoice, which invoice shall be submitted no less than three (3) days before each designated employee payday; and,

(3) All other Cost of Services shall be paid on the 10th day of each calendar month for the Cost of Services incurred for the processed coal sold by Operator (based upon the proper tonnages set forth in Operator’s invoices to the purchasers of such coal processed and loaded through the Facility) from the 16th day through the last day of the prior calendar month and on the 25th day of each calendar month for the processed coal sold by Operator (based upon the proper tonnages set forth in Operator’s invoices to the purchasers of such coal processed and loaded through the Facility) from the 1st day through the 15th day of that same calendar month. Contractor shall submit proper invoices and other appropriate documentation as reasonably requested by Operator to Operator on the 15th and last day of the month to document these other Cost of Services.